Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Ranpak Holdings Corp., a Delaware corporation, together with its subsidiaries (the “Company”), and Michael A. Jones (the “Executive”), effective as of November 30, 2022. Except as otherwise provided herein, this Agreement supersedes in its entirety the Offer Letter Agreement, executed on or about June 3, 2019, by and between the Company and the Executive (the “Offer Letter Agreement”).

1.
Termination. Except as otherwise provided in Section 2 of this Agreement, as of the Employment Termination Date (defined below), the Executive’s employment with the Company will cease and he will no longer serve as Vice Chairman and Managing Director, North America. The Executive’s last day of employment with the Company will be November 30, 2022 (the “Employment Termination Date”). The Executive agrees that on and after the Employment Termination Date, the Executive will not represent himself as being an employee or officer of the Company for any purpose.
2.
Service as Director. Notwithstanding Section 1 of this Agreement, following the Employment Termination Date, the Executive will remain a non-employee member of the Company’s board of directors (the “Board”), and after the Employment Termination Date, the Executive shall be eligible to receive director compensation pursuant to the Company’s non-employee director compensation policies (“NED Compensation”).
3.
Equity Awards. Subject to the Executive’s continued compliance with this Agreement and the Restrictive Covenant (as defined in Section 5 of this Agreement), with respect to Executive’s outstanding equity awards under the Company’s 2019 Omnibus Incentive Plan (the “Plan”):
(a)
Outstanding restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”) (other than the LTIP PRSUs (as defined below)) as of the Employment Termination Date shall remain outstanding and subject to the terms of the Plan and the applicable award agreements following the Employment Termination Date; provided, however, that for purposes of the applicable award agreements, a “termination of employment” will not be deemed to occur unless and until the Executive terminates his service on the Board for any reason.
(b)
Notwithstanding anything to the contrary in the terms of the Plan or the applicable award agreements, the special long-term PRSUs that were granted in the target amount of 240,000 units pursuant to an award agreement dated as of March 3, 2020 (the “LTIP PRSUs”) shall be forfeited for no consideration as of the Employment Termination Date.
4.
No Other Compensation or Benefits. Except as otherwise provided herein or as required by applicable law, the Executive will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company on or after the Employment Termination Date (other than any NED Compensation).
5.
Covenants and Agreements. Subject to Section 7 of this Agreement, the covenants and agreements set forth in Annex B of the Offer Letter Agreement (the “Restrictive Covenant”) remain in full force and effect.
6.
Return of Property. No later than the last day of the Executive’s employment with the Company or by such earlier date requested by the Company, the Executive will deliver to the Company (or, if requested by the Company, destroy) all property made available to the Executive in connection with his employment with the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by the Executive in connection with his employment.
7.
Executive Protections. The Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and the Executive may do so without notifying the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Executive from notifying the Company that he is going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.
8.
Release.
(a)
General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, the Executive hereby releases and forever discharges the Company, each of its affiliates, and each of their direct or indirect shareholders, officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right the Executive may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that the Executive may have, or in the future may possess arising out of (x) the Executive’s employment relationship with and service as a director, employee, officer or manager of the Company or any of its affiliates, or any of their predecessors, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 8(a) will not apply to (i) the obligations of the Company under this Agreement, (ii) the obligations of the Company to continue to provide director and officer indemnification to the Executive as provided in the governing documents of the Company, and (iii) Claims that may arise out of the Executive’s service as a director after the Employment Termination Date. The Executive further agrees that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that the Executive may have against the Company arising out of his employment relationship, his service as a director, employee, officer or manager of the Company and the termination thereof. The provision of the payments and benefits described in this Agreement will not be deemed an admission of liability or wrongdoing by the Company. This Section 8(a) does not apply to any Claims that the Executive may have as of the date he signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 8(b) of this Agreement.
(b)
Release of ADEA Claims. In consideration of the payments and benefits provided to the Executive under this Agreement, the Executive hereby releases and forever discharges the Company its direct or indirect shareholders, officers, employees, directors and agents from any and all Claims that the Executive may have as of the date he signs this Agreement arising under ADEA. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement, including, without limitation, the terms relating to his release of claims arising under ADEA; (ii) the Executive has been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive is providing the release and discharge set forth in this Section (b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled.

(c)
Representation. Subject to Section 7 hereof, the Executive hereby represents that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company or any of their respective shareholders, officers, employees, directors, shareholders or agents.
9.
Non-Disparagement. The Executive agrees that he will not make, or cause or assist any other person or entity to make, any statement or other communication to any third party person or entity or to any general public media in any form which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of their respective directors, officers, shareholders or employees.
10.
Cessation of Payments. In the event that the Executive (a) files any charge, claim, demand, action or arbitration with regard to his employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breaches any of the covenants contained in or incorporated into this Agreement or the Restrictive Covenant, the Company will be entitled to immediately cancel any outstanding RSUs or PRSUs.
11.
Miscellaneous.
(a)
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreements with respect to the matters covered hereby which the Executive may have had with the Company; provided, however, that the Restrictive Covenant shall remain in full force and effect following the Employment Termination Date.
(b)
Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio (determined without regard to the choice of law provisions thereof).
(c)
Withholding. All payments under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
(d)
Voluntary Assent. The Executive affirms that he has read this Agreement, and understands all of its terms, including the full and final release of claims set forth in Section 8. The Executive further acknowledges that he has voluntarily entered into this Agreement; that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives the Executive the opportunity and encourages the Executive to have this Agreement reviewed by his attorney and/or tax advisor.

(e)
Revocation. This Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the Company and the Executive under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive will be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.
(f)
Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
(g)
Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.
(h)
Section 409A. If any provision of this Agreement contravenes Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code.
(i)
Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
(j)
Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by the Executive to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to the Executive may be given to the Executive personally or may be mailed to the Executive at his last known address, as reflected in the Company’s records. Any notice so addressed will be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

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RANPAK HOLDINGS CORP.
By:	/s/ Omar Asali
Name: Omar Asali
Title: Chairman and CEO
Date:	November 28, 2022

I HEREBY ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, THAT I FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT I HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED:
/s/ Michael A. Jones
Michael A. Jones
Date:	November 26, 2022